October 18, 1996

          Pomeroy Computer Resources, Inc.
          1020 Petersburg Road
          Hebron, KY  41048
          Attention:  Edwin S. Weinstein
                      Vice President

          Dear Ed:
                    This letter agreement (this "Amendment") confirms and evidences certain agreements between Star Bank, National Association, a national banking association (the "Bank"), and Pomeroy Computer Resources, Inc., a Delaware corporation ("Pomeroy") and your subsidiary companies, C&N Corp., a Tennessee corporation, Xenas Communications Corp., an Ohio corporation and Pomeroy Computer Leasing Company, Inc., a Kentucky corporation (collectively with Pomeroy, the "Borrowers"), with respect to amendment of the Loan Agreement between the Bank and the Borrowers originally dated as of March 14, 1996 (the "Agreement"), as follows:

                      1. REVOLVING CREDIT LOANS. The Agreement is hereby amended effective as of August 20, 1996, so that the fifth paragraph of Section 4(a), concerning the Incentive Pricing Spread, shall be modified to eliminate the EBITDA Ratio portion of same and hereafter read as follows:

                         The interest rate pricing of the Revolving Credit
                    Loans noted herein shall be subject to incentive pricing adjustments (the "Incentive Pricing Spread") as follows, such adjustments to be effective as of the fifteenth day of the second fiscal month following Borrowers' quarterly consolidated fiscal periods, commencing with such statements due for the period ended July 5, 1996 (and with any Borrower-favorable price adjustments in the Incentive Pricing Spread conditioned on no events of default then existing under this Agreement) and remain effective until readjusted by the next fiscal quarter's report showing a different rate should be in effect:

                         DEBT RATIO      INCENTIVE PRICING SPREAD
                                           PER ANNUM BELOW PRIME
                                           RATE (OR ABOVE LIBOR
                                                   RATE)
                                            Prime        LIBOR

                    Less than 4.0 to 1.0     0.50%      225 basis
                                                         points

                    Less than 3.0 to 1.0     0.75%      200 basis
                                                         points

                    Less than 2.0 to 1.0     0.75%      175 basis
                                                         points
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                    The "Debt Ratio" shall be as defined in Exhibit "2(o)".
                     All financial terms shall be defined pursuant to
                    generally accepted accounting principles as consistently applied to Borrower's business.

          It is acknowledged that, as of the effective date of this amendment, based on the applicable Incentive Pricing Spread, the current interest rate on variable priced Loans is the Prime Rate minus 0.75% per annum and on fixed price loans, the LIBOR Rate plus 175 basis points.

                    2. FINANCIAL COVENANTS. Exhibit "2(o)" is hereby modified effective as of the date of this letter and restated to read as noted in revised Exhibit "2(o)" attached to this Amendment.


                    3. REPRESENTATIONS, WARRANTIES, AND COVENANTS. Except as expressly amended hereby, all representations, warranties and covenants of the Borrowers set forth in the Agreement shall be deemed restated as of the date hereof, and the Borrowers further represent and warrant that:

                    (a) This Amendment has been duly executed and delivered by the Borrower and authorized by all requisite corporate action; and

                    (b) The execution and delivery by the Borrowers of this Amendment does not constitute a violation of any applicable law or a breach of any provision contained in any Borrower's Certificate or Articles of Incorporation or By-Laws or Regulations, or contained in any order of any court or other governmental agency or in any agreement, instrument or document to which any Borrower is a party or by which the Borrowers or any of their assets or properties is bound.

                    (c) Giving effect to this amendment, there is outstanding no Event of Default (other than waived previously by the Bank in writing).


                    4. MISCELLANEOUS

                    (a) The Borrowers shall reimburse the Bank for all out-of-pocket costs and expenses, including without limitation reasonable attorneys' fees, incurred by the Bank or for which the Bank becomes obligated in connection with or arising out of this Amendment.

                    (b) As amended hereby, the Agreement shall remain in full force and effect, and all references in the Loan Documents to "the Agreement" shall mean the Agreement as amended hereby.
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                    (c)  Capitalized terms used but not defined herein
          shall have the same meanings herein as in the Agreement.

                    (d)  This Amendment may be executed in counterparts.


                    Ed, please acknowledge the agreement of the Borrowers to the terms set forth in this Amendment by having two copies of this Amendment duly executed by the Borrowers in the appropriate places below and returning one of such copies to the Bank with copies of the certified resolutions noted above.
                                         STAR BANK, NATIONAL ASSOCIATION
                                        By: _______________________________
                                             Douglas V. Wyatt
                                             Vice President

          ACKNOWLEDGED, ACCEPTED AND AGREED
          TO AS OF THE DATE FIRST NOTED ABOVE:

          POMEROY COMPUTER RESOURCES, INC.  XENAS COMMUNICATIONS CORP.


          By:  __________________________   By:________________________
               Edwin S. Weinstein                    Edwin S. Weinstein
               Chief Financial Officer               Secretary-Treasurer
               and Treasurer

          C & N CORP.                       POMEROY COMPUTER LEASING
                                            COMPANY, INC.

          By:____________________________   By:________________________
             Edwin S. Weinstein                      Edwin S. Weinstein
             Vice President                          Secretary-Treasurer
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                                    EXHIBIT 2(o)
                                    ____________
                                FINANCIAL COVENANTS
                                 ___________________

                    In addition to the provisions of the Loan Agreement, Borrowers shall have the following requirements:

                    1. Maintain consolidated Tangible Net Worth at no less than $25,000,000.

          "Tangible Net Worth" shall mean all equity accounts plus any debt fully subordinated to the Bank (excluding, however, debt owed to Supply) minus all intangible assets minus any amounts due from officers, shareholders, or affiliates of the Borrowers (excluding employee travel or expense advances extended in the normal course of business).

                    2. Maintain a ratio of consolidated Debt to consolidated Tangible Net Worth [the "Debt Ratio"] of not more than 4.0 to 1.0

          "Debt" hereunder shall mean all the obligations and liabilities of the Borrowers including (but not limited to) accounts payable, accrued expenses, Bank borrowings, other notes payable, capitalized lease obligations, and amounts due to floor plan finance companies.

                    3.  Generate at all times consolidated trailing twelve
          (12) month after-tax net income of not less than the following amounts by and after the following dates:

                    AMOUNT         DATE
                    $3,500,000          October 5, 1996
                    $3,500,000          January 5, 1997
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